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                                                                    EXHIBIT 99.1

MEDIA AND ANALYST CONTACT                            INVESTOR CONTACT
Steven Silvers, ClarusPR                             Sarah Harman, AppliedTheory
303-296-0343 ext. 241                                315-453-2912 ext. 5387
stevensilvers@claruspr.com                           sharman@appliedtheory.com

                  AppliedTheory reorganizes and cuts workforce
                      to position company for profitability
                           in managed hosting business

NEW YORK (MARCH 13, 2002) -- AppliedTheory (Nasdaq:ATHY), the Internet knowledge, development and managed hosting partner for hundreds of large corporations and government agencies, today announced it has cut its national workforce by approximately 25 percent as part of a restructuring initiative to position the Internet industry pioneer for profitability and long-term sustainability amid continued negative market conditions.

The company reduced its national employee base by 114 and closed several regional offices related to operating units that were under-performing financially or not relevant to AppliedTheory's managed hosting services and applications development customers. AppliedTheory currently employs about 300 associates nationally.

Company officials said that negative market conditions make it imperative for AppliedTheory to place increased emphasis on protecting its current customer base and optimizing earnings from its core managed hosting services and related applications development business. They added that the restructuring initiative represents a pragmatic, decisive strategy to successfully carry out AppliedTheory's business plan to achieve profitability.

AppliedTheory will provide additional information and comment during its scheduled conference call at 5 p.m. (EST) Thursday, March 28, 2002, to discuss fourth quarter 2001 results. For details regarding the conference call, please refer to the announcement found at www.appliedtheory.com.

ABOUT APPLIEDTHEORY CORPORATION

Industry pioneer AppliedTheory combines its unparalleled knowledge base with the ability to build, integrate and manage Internet business solutions in an increasingly complex online economy. AppliedTheory's proactive responsiveness to changing business requirements has earned the company a 95 percent retention rate from customers that include AOL, America's Job Bank and Ingersoll-Rand. The company offers a comprehensive and fully integrated suite of managed hosting, connectivity and security services, providing one of the industry's most reliable single sources for large enterprise




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Internet needs. For additional information about the company, visit
www.appliedtheory.com.

Statements contained in this press release that are not historical facts may be deemed to be forward-looking statements, which are subject to risks and uncertainties, including those discussed in AppliedTheory's filings with the Securities and Exchange Commission.